Exhibit 10.1

SEPARATION AGREEMENT

SEPARATION AGREEMENT dated February 16, 2011 by and between BALDWIN TECHNOLOGY COMPANY, INC., a Delaware corporation (the “Company”) having its principal place of business at 2 Trap Falls Road, Suite 402, Shelton, CT 06484, and JOHN P. JORDAN (“Jordan”), residing at 5 Lake Wind Road, New Canaan, CT 06840.

WHEREAS, the Company and Jordan entered into an Amended and Restated Employment Agreement dated December 19, 2008, which was amended January 3, 2011 (the “Amended and Restated Employment Agreement, as amended”), pursuant to which the Company employed  Jordan as the Vice President – Global Administrative Services, CFO and Treasurer of the Company; and

WHEREAS, the Company and Jordan mutually agree that it is in their respective best interests that Jordan’s employment with the Company terminates, effective as of the close of business on February 16, 2011, upon the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the promises and undertaking hereinafter set forth, the parties hereto agree as follows:

1.      Termination of Agreements.  All agreements between the Company and Jordan (including, without limitation, the Amended and Restated Employment Agreement, as amended but excluding (i) the Indemnification Agreement dated March 19, 2007 between the Company and Jordan (the “Indemnification Agreement”), (ii) the Award Agreements referred to in Section 9, as amended by Section 9, and (iii) the Mutual Release referred to in Section 15) will terminate, effective as of the close of business on February 16, 2011.  Those agreements that are being terminated pursuant to this Section 1 (the “Terminated Agreements”), after the close of business on February 16, 2011, shall have no further force or effect, and neither the Company nor Jordan shall have any rights or obligations thereunder.

2.      Termination of Employment.  Jordan’s employment with the Company will terminate effective as of the close of business on February 16, 2011.

3.      Resignation of Directorships and Offices.  Jordan hereby resigns, effective as of the close of business on February 16, 2011, all positions as a director and/or officer of the Company and each of its subsidiaries of which he is a Director and/or officer (including, without limitation, as the Vice President – Global Administrative Services, CFO and Treasurer of the Company).

4.      Compensation.  The Company shall pay to Jordan or to Jordan’s beneficiary or such beneficiaries designated by Jordan in writing to the Company, or, if none is so designated, to Jordan’s estate (such person or persons being referred to herein as the “Beneficiary”) the payments specified in each of the following Sections 4 (a), 4 (b), 4 (c), 4 (d) and 5 (a) of this Agreement.  In this regard, if Jordan dies prior to the full payment of any of the payments required under this Agreement, the remaining payments under each of the respective sections of this Agreement shall be paid to the Beneficiary in accordance with the payment schedule set forth in the respective sections of this Agreement.  (Note: The portions of this Agreement dealing with severance compensation have been prepared with reference to Section 409A of the Internal Revenue Code and should be interpreted and administered in a manner consistent with Section 409A).  All such payments specified below will be reduced by the requisite deductions for payroll taxes as instructed by Jordan and/or as required by law.

(a)
Accrued and Unpaid Salary.  An amount equal to any accrued but unpaid salary owing by the Company to Jordan as of the close of business on February 16, 2011, including salary in respect of any accrued and accumulated vacation for a total of nine (9) vacation days for (i) all calendar years ending on or before December 31, 2010 and (ii) the period commencing on January 1, 2011 and ending on February 16, 2011, or a total of $16,673.07, at the close of business on February 16, 2011, payable on February 17, 2011

(b)
Severance Compensation.  Severance compensation (the “Severance Compensation”) equal to one hundred twenty seven thousand five hundred dollars ($127,500), payable in two equal installments of sixty three thousand seven hundred fifty dollars ($63,750) on the first regular payroll date for salaried employees of the Company in each of September 2011 and October 2011.

(c)
Fiscal Year 2011 Incentive Compensation.  Sixty-three percent (63%) of the incentive compensation that Jordan would have received for the fiscal year ending June 30, 2011 if Jordan had been employed by the Company during the entire fiscal year ending June 30, 2011, which incentive compensation shall be determined and paid to Jordan in accordance with the terms of the Company’s MICP as in effect on February 16, 2011 for the fiscal year ending June 30, 2011.  If such plan and its performance targets are amended for fiscal year 2011, payment under the plan will be made based on the extent to which Jordan had an effect on any such performance while employed through February 16, 2011.

(d)
Supplemental Retirement Benefit.  A supplemental retirement benefit (the “Supplemental Retirement Benefit”) pursuant to the Supplemental Retirement Benefit provisions of the Amended and Restated Employment Agreement, as amended, equal to three hundred six thousand dollars ($306,000) commencing on the first regular payroll date for salaried employees of the Company in September 2011, payable $17,850 in September 2011 and thereafter a monthly payment  of $2,550 (the “Supplemental Retirement Benefit Monthly Amount”) beginning on the first regular payroll date for salaried employees of the Company in October 2011 and continuing in each succeeding month on the first regular payroll date in such month for salaried employees of the Company for a period of one hundred thirteen (113) months.

(e)
No Excess Parachute Payments.  Notwithstanding anything to the contrary contained in this Agreement, if the Company obtains a written opinion of its tax counsel (“Tax Counsel”) to the effect that there exists a material possibility that any payment to which Jordan would (but for the application of this Section 4(e)) be entitled under this Agreement would (but for such application) be treated as an “excess parachute payment” (as defined in Section 280G (b) of the Code), this Agreement shall be amended in a manner such that the payments to which Jordan is entitled hereunder, as follows, to the extent necessary so that, in the opinion of Tax Counsel, there does not exist a material possibility that any payment to which Jordan is entitled under this Agreement (as so amended) will be treated as an excess parachute payment: first, the Supplemental Retirement Benefit (and, concomitantly, the Supplemental Retirement Benefit Monthly Amount), and second, on a pro-rata basis, all other amounts (other than amounts payable pursuant to Section 6, which shall in any event be paid in full) to which Jordan is entitled hereunder. In any event, this provision shall be construed in a manner such that any amendment made in furtherance of this provision shall be done in a manner that optimizes the value of the payment obligations owed to Jordan without increasing the cost to the Company.

(f)
Enforcement of Rights.  Nothing in this Agreement, and no action taken pursuant to its terms, shall create or be construed to create a trust or escrow account of any kind, or a fiduciary relationship between the Company and Jordan, the Beneficiary, or any other person or persons.  Jordan, the Beneficiary, and any other person or persons claiming a right to any payment or interest hereunder shall rely solely on the unsecured promise of the Company, and nothing herein shall be construed to give Jordan, the Beneficiary, or any other person or persons any right, title, interest, or claim in or to any specific asset, fund, reserve, account, or property of any kind whatsoever owned by the Company or in which the Company may have any right, title, or interest now or in the future, but Jordan, the Beneficiary, and any other person or persons shall have the right to enforce a claim for benefits hereunder against the Company in the same manner as any unsecured creditor.  Notwithstanding anything to the contrary set forth in this Section 4(g), the Company has established a so-called “rabbi trust” as described in the Internal Revenue Service’s Revenue Procedure 92-64, and is permitted, but not required, to contribute the amounts necessary for the Company to fund the Supplemental Retirement Benefit set forth in Section 4(d).

5.      Benefits

The Company will provide to Jordan:

(a)
Medical Benefits.  Coverage for medical benefits that the Company is presently providing to Jordan will terminate effective February 28, 2011.  Information regarding Jordan’s right to continue insurance coverage through COBRA after February 28, 2011, at full cost to Jordan, will be forwarded to Jordan under separate cover by the Company’s COBRA administrator.

(b)
Automobile.  Jordan will return to the Company the Company-leased vehicle used by him, all keys and related material, and the Company will assume possession of said vehicle at the close of business on February 16, 2011.

6.      Reimbursement of Expenses.  The Company shall pay to Jordan that amount equal to the total of any unreimbursed expenses incurred on or before February 16, 2011 by Jordan in connection with the business of the Company and its subsidiaries and for which Jordan was entitled to be reimbursed in accordance with the policies of the Company as in effect at the time such expenses were incurred by Jordan, in a single lump sum payment no later than March 1, 2011.

7.      No Other Compensation or Benefits or Reimbursement of Expenses.  The Company shall have no further obligation to Jordan under this Agreement or otherwise for any compensation or benefits or reimbursement of expenses.

8.      Indemnification Following February 16, 2011.

(a)
The Company agrees that any and all rights to indemnification and exculpation from liabilities for acts or omissions occurring prior to February 16, 2011 (including rights for advancement of expenses) now existing in favor of Jordan as provided in the certificate of incorporation or bylaws of the Company or the Indemnification Agreement will continue in full force and effect in accordance with their respective terms.

(b)
For the period commencing February 17, 2011, and ending February 16  2017, the Company will maintain in effect the Company’s current directors’ and officers’ liability insurance, or substantially similar insurance, covering acts or omissions occurring prior to February 17, 2011 with respect to Jordan, who is currently covered by the Company’s directors’ and officers’ liability insurance policy, on terms with respect to such coverage and amounts no less favorable than those of such policy in effect on the date hereof.  In lieu of the foregoing, the Company may purchase “tail” coverage covering acts or omissions prior to February 17, 2011, on substantially similar terms to the existing policy of the Company. The Company shall, upon request of Jordan, provide evidence of such coverage including the terms of such coverage and confirmation that such coverage remains in full force and effect.

9.      Awards Granted by Company.  All Awards granted by the Company to Jordan (Awards of Restricted Stock Shares, Restricted Stock Units, Performance Shares or Stock Options) which have not fully vested shall be forfeited to the extent not fully vested as a result of Jordan’s termination of employment with the Company and his resignation as an officer and as the Vice President – Global Administrative Services, CFO and Treasurer of the Company. Notwithstanding anything to the contrary contained in this Agreement or any of such Award Agreements, any of the stock options which the Company has granted to Jordan and which have vested but would otherwise expire as a result of Jordan’s termination of employment, may be exercised by Jordan and shall not expire until ninety (90) days following Jordan’s termination of employment at the close of business on February 16, 2011.

10.      Confidential Information.  Jordan shall not disclose to any third parties any trade secrets or proprietary information of the Company, or use any trade secrets or proprietary information of the Company in any manner whatsoever, and Jordan will return to the Company all materials (whether originals or copies) containing any such trade secrets or proprietary information (in whatever medium) on Jordan’s termination of employment with the Company.

11.      Restrictive Covenant.  For a period of three (3) years after February 16, 2011, Jordan shall not, in any geographical location in which there is at that time business conducted by the Company which was conducted by the Company on February 16, 2011, directly or indirectly, own, manage, operate, control, be employed by, participate in, or be connected in any manner with, the ownership, management, operation, or control of, any business competitive with any of the Company’s current product lines, including automatic cleaning systems and related consumables, spray dampening systems, fountain solution management systems, IR & UV drying systems and related consumables, press protection systems, and inline gluing and web accessories in the market segments of offset print, flexography, converting, packaging and publishing without the written consent of the Company, provided, however, that Jordan may have a passive ownership interest of up to one percent (1%) in any entity, notwithstanding that such entity is directly competitive with any business conducted by the Company at the date of such termination of employment.

If at the time of enforcement of this Section 11, a court shall hold that the duration, scope or area restrictions stated herein are unreasonable under circumstances then existing, the parties agree that the maximum duration, scope or area reasonable under such circumstances shall be substituted for the stated duration, scope or area and that the court shall be allowed to revise the restrictions contained herein to cover the maximum period, scope and area permitted by law.

In the event of the breach or a threatened breach by Jordan of any of the provisions of this Section 11, the Company, in addition and supplementary to other rights and remedies existing in its favor, may apply to any court of law or equity of competent jurisdiction for specific performance and/or injunctive or other relief in order to enforce or prevent any violations of the provisions hereof (without posting a bond or other security).

12.      No Solicitation of Employees or Other Interference with the Business of the Company.  For a period of two (2) years ending February 16, 2013, Jordan shall not directly or indirectly through another entity (i) induce or attempt to induce any employee of the Company or any of its Affiliates (other than an employee of the Company or such Affiliate who is responding to a general advertisement seeking to hire such a person) to leave the employ of the Company or such Affiliate, or in any meaningful manner interfere with the relationship between the Company or such Affiliate and any employee thereof, (ii) hire any person who was an employee of the Company or any of its Affiliates at any time during the period of two (2) years ending February 16, 2013 (other than an employee of the Company or such Affiliate who is responding to a general advertisement seeking to hire such a person), (iii) induce or attempt to induce any customer, supplier, licensee or other business relation of the Company or any of its Affiliates to cease doing business with the Company or such Affiliate, or in any meaningful manner interfere with the relationship between any such customer, supplier, licensee or business relation and the Company or any such Affiliate.

For purposes of this Agreement, “Affiliate” shall mean, with respect to any person, any other person directly or indirectly controlling (including but not limited to all directors and officers of such person), controlled by, or under direct or indirect common control with such person.  A person shall be deemed to control another person if such person possesses, directly or indirectly, the power (i) to vote 10% or more of the securities having ordinary voting power for the election of directors (or equivalent governing body) of such other person or (ii) to direct or cause the direction of the management and policies of such other person, whether through the ownership of voting securities, by contract or otherwise

13.      Non Disparagement.  Neither the Company nor any of its directors, officers, employees or affiliates shall disparage Jordan in any way.  Jordan shall not disparage the Company nor any of its affiliates, their businesses, products or services, nor any of their directors, officers or employees in any way.

14.      Press Release/Internal Communication.  Prior to issuing a Press Release or internal communication with respect to Jordan’s termination of employment with the Company, the Company and Jordan shall agree on the content of such press release and internal communication.

15.      Mutual Release.  Simultaneously with the execution of this Agreement, the Company and Jordan are entering into a mutual release in the form attached hereto as Exhibit A.

16.      Cooperation.  The Company and Jordan will reasonably cooperate with each other with respect to Jordan’s termination of employment, provided further, if Jordan at the time that his reasonable cooperation is requested by the Company is employed by another employer or engaged in any other business or professional endeavors, the Company agrees that Jordan’s reasonable cooperation with the Company shall not interfere in any meaningful manner with his duties and responsibilities to such employer or such other business or professional endeavors.  If Jordan provides services to the Company as provided for in this Section 16, the Company shall pay to Jordan a fee for such services at a rate agreed to by the Company and Jordan.

17.      Arbitration.  Any controversy or claim arising out of or relating to this Agreement, or the breach or asserted breach hereof, shall be settled by arbitration to be held in Connecticut in accordance with the rules of the American Arbitration Association then in effect, and any judgment upon the award rendered may be entered in any court having jurisdiction thereof. The arbitrator shall determine which party shall bear the costs of such arbitration, including attorneys' fees.

18.      Non-Assignability.  Except as otherwise provided herein, Jordan’s rights and benefits hereunder are personal to Jordan, and shall not be alienated, voluntarily or involuntarily, assigned, or transferred, provided, however, it is agreed and understood that any payment obligations owed to Jordan hereunder shall inure to the benefit of the Beneficiary upon Jordan’s death.

19.      Binding Effect.  This Agreement shall be binding upon the parties hereto, and their respective assigns, successors, executors, administrators and heirs.  In the event that, following February 16, 2011, the Company or any of its successors or assigns (i) consolidates with or merges into any other entity and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any other entity, then, and in each such case, the Company shall ensure that the successors and assigns of the Company will  either (i) assume the obligations of the Company hereunder, including, without limitation, those set forth in this Section 19 or (ii) arrange for Jordan to be treated the same as the officers of the Company are treated.  Upon any such event, the Company shall provide to Jordan evidence of the assumption of such obligations by any such successors and assigns.  None of the payments provided for by this Agreement shall be subject to seizure for payment of any debts or judgments against Jordan, the Beneficiary, or any other person or persons, nor shall Jordan, the Beneficiary, or any other person or persons have any right to transfer or encumber any right or benefit hereunder.  The provisions of this Section 19 are intended to be for the benefit of, and will be enforceable by, Jordan, his heirs and his representatives and are in addition to, and not in substitution for, any other right to indemnification or contribution that Jordan may have by contract or otherwise.

20.      Entire Agreement.  This Agreement contains the entire agreement relating to Jordan’s termination of employment with the Company.  It may only be changed by written agreement signed by the party against whom enforcement of any waiver, change, modification, extension, deletion, or revocation is sought.

21.      Notices.  All notices and communications hereunder shall be in writing, sent by certified or registered mail, return receipt requested, postage prepaid; by facsimile transmission, time and date of receipt noted thereon; or by hand-delivery properly receipted.  The actual date of receipt as shown by the receipt therefor shall determine the time at which notice was given.  All payments required hereunder by the Company to Jordan shall be sent postage prepaid or, at Jordan’s election, shall be transferred to Jordan electronically to such bank as Jordan designates in writing to the Company, including designation of the applicable electronic address.  The foregoing items (other than any electronic transfer to Jordan) shall be addressed as follows (or to such other address as the Company and Jordan may designate in writing from time to time):

To Jordan:	To the Company:
John P. Jordan	Baldwin Technology Company, Inc.
5 Lake Wind Road	2 Trap Falls Road, Suite 402
New Canaan, CT 06840	Shelton, CT 06484-0941

22.      Headings.  Headings have been inserted herein solely for convenience of reference, and in no way define, limit or affect the scope or substance of any provision of this Agreement.  Any invalidation of a heading, section or provision within this Agreement shall not invalidate any other heading, section or provision of this Agreement.

23.      Counterparts.  This Agreement may be executed in separate counterparts, each of which is deemed an original and all of which taken together constitute one and the same agreement.

24.      Governing Law.  This Agreement shall be governed by, and construed and enforced according to, the domestic laws of the State of Connecticut without giving effect to the principles of conflict of laws.

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SIGNATURE PAGE FOLLOWS

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

BALDWIN TECHNOLOGY COMPANY, INC.

By:	/s/Mark T. Becker
Mark T. Becker
President and Chief Executive Officer

/s/John P. Jordan
John P. Jordan

EXHIBIT A

MUTUAL RELEASE

This Mutual Release is dated as of February 16, 2011 (the “Release”) by and  between BALDWIN TECHNOLOGY COMPANY, INC., a Delaware corporation (the “Company”), and JOHN P. JORDAN residing at 5 Lake Wind Road, New Canaan, CT 06840 (“Jordan”)

WHEREAS, pursuant to an Agreement dated February 16, 2011 (the “Separation  Agreement”), Jordan’s employment with the Company is terminating,  and Jordan is resigning as an officer and as the Vice President – Global Administrative Services, CFO and Treasurer of the Company.  Capitalized terms used but not otherwise defined herein shall have the respective meanings given them in the Separation Agreement.

NOW, THEREFORE, in consideration of the foregoing, the mutual covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1.      Release of the Company and its Affiliates.  Effective as of the close of business on February 16, 2011 (the “Effective Date), Jordan, hereby knowingly and voluntarily releases and forever discharges the Company and its Affiliates and each of their respective subsidiaries, stockholders, directors, officers, agents, employees and representatives (each, a “Company Released Party”) of and from any and all actions or causes of action, suits, claims, demands, liabilities, losses, obligations, debts, costs, damages, expenses, dues, charges, complaints, contracts (whether oral or written, express or implied from any source) and promises whatsoever, whether known or unknown, absolute or contingent, at law or in equity, which Jordan may now have or hereinafter can, shall or may have against any Company Released Party, other than (i) in the case of the Company only, any which specifically arise out of or are related to (A) the Separation Agreement, (B) the Indemnification Agreement and (C) the Award Agreements referred to in Section 9 of the Separation Agreement as amended by Section 9 of the Separation Agreement and the documents and agreements to be delivered in connection therewith and the transactions expressly contemplated thereby or which arise out of facts first occurring after the Effective Date, or (ii) any clams which arise or occur from actions taken prior to the Effective Date and which involve any fraud or violation of law on the part of the Company Released Party.

2.      Release of Jordan.  Effective as of the Effective Date, the Company, on behalf of itself and its Affiliates (each, a “Company Releasing Party”), hereby knowingly and voluntarily releases and forever discharges Jordan of and from any and all actions or causes of action, suits, claims, demands, liabilities, losses, obligations, debts, costs, damages, expenses, dues, charges, complaints, contracts (whether oral or written, express or implied from any source) and promises whatsoever, whether known or unknown, absolute or contingent, at law or in equity, which any Company Releasing Party may now have or hereinafter can, shall or may have against Jordan, other than (i) any claims arising out of or related to (A) the Separation Agreement, (B) the Indemnification Agreement and (C) the Award Agreements referred to in Section 9 of the Separation Agreement as amended by Section 9 of the Separation Agreement and the documents and agreements to be delivered in connection therewith and the transactions expressly contemplated thereby or which arise out of facts first occurring after the Effective Date or (ii) any claims which arise or occur from actions taken prior to the Effective Date and which involve any fraud or violation of law on the part of Jordan.

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3.      Miscellaneous.  This Release shall bind and inure to the benefit of and be enforceable by the parties hereto and their respective successors and permitted assigns.  This Release shall be governed by and construed in accordance with the laws of the State of Connecticut, without giving effect to any choice of law or conflict of law provision or rule that would cause the application of the laws of any jurisdiction other than the State of Connecticut.  This Release is complete, and all promises, representations, understandings, warranties and agreements with reference to the subject matter hereof, and all inducements to the making of this Release, relied upon by the parties hereto, have been expressed herein.  In case of any one or more of the provisions of this Release shall for any reason be held to be invalid, illegal or unenforceable as to any party hereto in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Release, but this Release shall be construed as to such party as if such invalid, illegal or unenforceable provision or part of a provision had never been contained herein.  This Release may be executed in any number of counterparts, each of which will be deemed an original, but all of which together constitute one and the same instrument.  Delivery of an executed counterpart of a signature page to this Release by facsimile shall be as effective as delivery of a manually executed counterpart to this Release.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date and year first above written.

BALDWIN TECHNOLOGY COMPANY, INC.

By:	/s/Mark T. Becker
Mark T. Becker
President and Chief Executive Officer

/s/John P. Jordan
John P. Jordan
5 Lake Wind Road
New Canaan, CT 06840

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